Exhibit 10.58

STEEL DYNAMICS, INC.

Stock Appreciation Rights Award Agreement

This Stock Appreciation Rights Award Agreement (the “Award Agreement”) is made and entered into on this         day of                 , 201   , by and between STEEL DYNAMICS, INC., an Indiana corporation (the “Company”) and                                                    (“You” or the “Participant”), reflecting an Award granted by the Company’s Compensation Committee on the date set forth below, pursuant to the provisions of Section 7.5 of the Steel Dynamics, Inc. 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

Summary of Pertinent Terms

Grant Date:                                                       , 201    .

Number of SARs:                                                  (        )

Nature of Grant:  Free Standing Stock Appreciation Right

Exercise Price per SAR:                                             (         )

Expiration Date: Ten (10) years from Grant Date, or                      , 201     )

Vesting Terms: One-third (1/3) vests after 12 months, and monthly vesting of 1/24 of balance over following twenty-four (24) months.

1.                            Grant of SARs.

1.1                               Grant. The Company hereby grants You to an aggregate of                                                                         (        ) stock appreciation rights (the “SARs”), each of which will entitle You to receive, upon exercise, an amount, in cash, equal to the excess of (a) the Fair Market Value of a share of Common Stock on the Exercise Date, over (b) the Exercise Price (the “Appreciation Value”).

1.2                               Exercise Price. The Exercise Price set forth above has been determined by the Committee at not less than One Hundred Percent (100%) of the Fair Market Value of one (1) share of Common Stock on the SAR Grant Date, determined by the NASDAQ closing price of the Company’s common stock on the business day preceding the Grant Date.

2.                            Vesting.

2.1                               Vesting Schedule. The SARs will vest and become exercisable as follows: 1/3 (or 12/36) will vest twelve months following the Grant Date, and, thereafter, 1/24 of the remaining SARs will vest monthly in equal installments , for the next twenty-four (24) months. Any unvested SARs will not be exercisable on or after Your termination of Continuous Service.

2.2                               Expiration. The SARs will expire on the Expiration Date set forth above, or earlier if so provided in this Award Agreement or in the Plan.

3.                            Termination of Continuous Service.

3.1                               Termination for Reasons Other Than Cause, Death or Disability. If Your Continuous Service is terminated for any reason other than Cause, death or Disability, You may exercise any vested SARs, but only within such period of time ending on the earlier of (a) ninety (90) following termination of Continuous Service, or (b) the Expiration Date.  In the event of retirement, unvested SARs will immediately vest if You have attained age 65 or if you are between 55 and 65, so long as Your number of years employed exceeds 10 plus the number of years below age 65 at Your retirement.

3.2                               Termination for Cause. If Your Continuous Service is terminated for Cause, the SARs (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3                               Termination Due to Disability. If Your Continuous Service terminates as a result of Your Disability, You may exercise any vested SARs, but only within such period of time ending on the earlier of (a) one hundred eighty (180) days following Your termination of Continuous Service, or (b) the Expiration Date.

3.4                               Termination Due to Death. If Your Continuous Service terminates as a result of Your death, any vested SARs may be exercised by Your estate, by a person who acquired the right to exercise the SARs by bequest or inheritance, or by the person designated to exercise the SARs upon Your death, but only within the time period ending on the earlier of (a) one hundred eighty (180) days following either (i) Your termination of Continuous Service, or (ii) the date of death, if death occurs within ninety (90) days following Your termination of Continuous Service, or (b) the Expiration Date.

4.                            Manner of Exercise.

4.1                               When to Exercise. Except as otherwise provided in the Plan or in this Award Agreement, You (or in case of exercise after Your death or Disability, Your executor, administrator, heir or legatee, as the case may be) may exercise Your vested SARs, in whole or in part, at any time after vesting and until the Expiration Date (or earlier termination pursuant to Section 3), by following the procedures set forth in this Section 4. If partially exercised, You may exercise the remaining unexercised portion of the SARs at any time after vesting and until the Expiration Date (or earlier termination pursuant to Section 3). No SARs shall be exercisable after the Expiration Date.

4.2                               Election to Exercise. To exercise the SARs, You (or in the case of exercise after Your death or Disability, Your executor, administrator, heir or legatee, as the case may be) must deliver to the Company a written notice (the “Exercise Notice”), either by hand-delivery, by email to SARsExercise@steeldynamics.com, or by overnight courier addressed as prescribed in Section 12, in any case effective only upon receipt. The Exercise Notice shall set forth the number of SARs being exercised, together with any additional documents the Company may require.  No SAR may be purchased, terminated or otherwise reacquired by the Company, in exchange for cash, so long as the Fair Market Value of a share of Common Stock exceeds the SAR Exercise Price.

4.3                               Documentation of Right to Exercise. If someone other than You exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

4.4                               Exercise Date. The SAR shall be deemed to be exercised on the business day that the Company receives a fully executed exercise notice, which shall thereupon establish the Fair Market Value of the SAR as determined by the NASDAQ closing price of the Company’s common stock on the business day preceding the Exercise Date. If the notice is received after business hours on such date, then the SAR shall be deemed to be exercised on the business date immediately following the business date such notice is received by the Company.

5.                            Withholding. Prior to the payment of the Appreciation Value in connection with the exercise of any SAR, the Company shall make such applicable federal, state and local tax withholdings as may be required from time to time.  Notwithstanding the foregoing, however, the ultimate liability for the payment of all tax withholding obligations is and remains Your responsibility.

6.                            Form of Payment. Upon the valid exercise of all or any portion of the SARs, the Company shall pay to You, an amount, payable in cash, equal to the product of the Appreciation Value of the exercised SAR, on the Exercise Date, multiplied by the number of exercised SARs, less any amounts withheld pursuant to Section 5.

7.                            Section 409A; No Deferral of Compensation. Neither the Plan nor this Award Agreement is intended to provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code (the “Code”). The Company reserves the right to unilaterally amend or modify the Plan or this Award Agreement, however, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the SARs granted hereunder are not subject to, Section 409A of the Code.

8.                            No Right to Continued Employment. Neither the Plan nor this Award Agreement is intended to confer upon You any right to be retained in any position in connection with which Your Award was granted. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate Your Continuous Service at any time, with or without Cause.

9.                            Transferability. The SARs are not transferable by You, otherwise than: (i) following Your death, (x) by will or by the applicable laws of descent and distribution, or (y) if You have previously delivered written notice to the Company, in a form satisfactory to the Company, designating a third party who, in the event of Your death, shall thereafter be entitled to exercise the SAR, if otherwise exercisable; or (ii) pursuant to the provisions of a Qualified Domestic Relations Order. No assignment or transfer of a SAR, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except as set forth above) will be effective to vest in the assignee or transferee any interest or right therein. You have no right or authority to pledge, encumber or hypothecate Your interest in any SAR in favor of any party other than the Company, nor shall You be entitled to subject Your interest in any SAR to any lien, obligation or liability in favor of any other person other than the Company or an Affiliate.

10.                     Change in Control.

10.1                        Effect on SARs. In the event of a Change in Control, the SARs evidenced hereby shall become immediately vested and exercisable. notwithstanding anything in the Plan or in this Agreement to the contrary.

10.2                        Cash-out. In the event of a Change in Control, the Committee may, in the exercise of its discretion and upon at least ten (10) days advance notice to You, cancel the SARs and, instead, pay to You the Appreciation Value of the SARs based upon the price per share of Common Stock received or to be received by other shareholders of the Company in connection with the Change in Control event. If at the time of the Change in Control event the Exercise Price of the SAR equals or exceeds the price paid or to be paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the SAR without the payment of consideration therefor.

11.                     Adjustments. Following the Grant Date, in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization , reorganization, merger, consolidation, combination, exchange, separation or other change in the Company’s capital structure, the Exercise Price of the SARs, the Number of SARs, and the number of shares of Common Stock subject to each SAR shall be equitably adjusted as to number, price or kind of share of Common Stock, or other consideration subject to this Award, to the extent necessary in order to preserve the economic intent of this Award; provided, however, that any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the short-swing profits exemption provided pursuant to SEC Rule 16b-3.

12.                     Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing, hand-delivered, sent by email, or dispatched by overnight courier, effective upon delivery, to: SDI Corporate Payroll Manager, SARs Exercise, 7575 West Jefferson Blvd., Fort Wayne, IN 46804, email SARsExercise@steeldynamics.com. Any notice required to be delivered to You under this Agreement shall be in writing, hand-delivered, sent by email or sent by overnight courier, effective upon delivery, to You at Your address as shown in the records of the Company.

13.                     Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

14.                     Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by You or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on You and the Company.

15.                     SARs Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time by the Committee are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein, unless otherwise specifically provided, and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern.

16.                     Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon You and Your beneficiaries, executors, administrators and the person(s) to whom the SARs may be transferred by will or the laws of descent or distribution.

17.                     Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.

18.                     Acceptance. You hereby acknowledge that You have read and understand the Plan and that You accept these SARs, subject to all of the terms and conditions of the Plan and this Award Agreement. You acknowledge that any questions You may have regarding the tax consequences upon exercise of the SARs should be discussed with a tax advisor prior to such exercise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STEEL DYNAMICS, INC.
By:
Printed Name:
Title:

Participant’s Signature:
Printed Name: :